Exhibit 99.2

   FINANCIAL FEDERAL CORPORATION INCREASES QUARTERLY DIVIDEND 50%

       AND ANNOUNCES SHAREHOLDER APPROVAL OF NEW STOCK PLANS


NEW YORK, NY: December 6, 2006 - Financial Federal Corporation (NYSE: FIF) today announced its Board of Directors declared a $0.15 per share quarterly dividend on its common stock. The dividend is payable January 10, 2007 to stockholders of record at the close of business on December 22, 2006. The dividend is $0.05 per share
(50%) higher than the previous quarter's dividend of $0.10 per share.

The Company also announced today that stockholders approved the Amended and Restated 2001 Management Incentive Plan and the 2006 Stock Incentive Plan at the Annual Meeting of Stockholders. Descriptions and the full text of the plans are included in our 2006 Proxy Statement which is available in the Investor Relations section of our website at http://phx.corporate-ir.net/phoenix.zhtml?c=120063&p=irol-reportsOther.


Financial Federal Corporation is an independent financial services company specializing in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide. For more information, please visit the Company's website at www.financialfederal.com.


CONTACT:   Steven F. Groth
           Chief Financial Officer
           (212) 599-8000